Exhibit 10.2

EXECUTION VERSION

INTERIM EXECUTIVE AGREEMENT

This Interim Executive Agreement (“Agreement”) is made and entered into as of the date of the last signature below (the “Execution Date”) by and between RE/MAX, LLC, a Delaware limited liability company (the “Company”), and Stephen P. Joyce (“Employee”).

1.            Employment. Beginning on March 1, 2022 (the “Effective Date”), the Company shall employ Employee, and Employee shall serve, as interim Co-Chief Executive Officer of the Company and RE/MAX Holdings, Inc. (“Holdings”) and, beginning on April 1, 2022 through the remainder of the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company and Holdings on an interim basis until a new Chief Executive Officer of the Company and Holdings is appointed. In addition, Employee shall (a) continue to serve as a member of the board of directors of Holdings (the “Board”) for which, during the Employment Period, he will receive no additional consideration except as provided in this Agreement and (b) to the extent requested by Holdings, serve on the Finance Committee of the Board for no additional consideration. Further, upon the Execution Date, Employee shall be deemed to have automatically resigned from the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

2.            Duties and Responsibilities of Employee.

(a)            During the Employment Period, Employee shall devote all necessary business time, ability and attention to the businesses of the Company, Holdings and their respective direct and indirect subsidiaries (collectively, the Company, Holdings and their respective direct and indirect subsidiaries are referred to as the “Company Group”), as may be requested by the Company or Holdings from time to time.  Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company Group from time to time and consistent with his role a Chief Executive Officer of the Company and Holdings. Employee may, without violating this Section 2(a), (i) own as a passive investment, publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) may serve on any boards of directors or boards of advisors identified to the Company and listed in Exhibit B, or approved in advance by the Board (which consent will not be unreasonably withheld, conditioned or delayed) or (iv) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b)            Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)            Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties applicable to officers of Holdings), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.            Compensation.

(a)            Base Salary. During the Employment Period, the Company shall pay to Employee a base salary of $100,000 per month (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than semi-monthly.

(b)            Signing Bonus. In consideration of Employee entering into this Agreement, the Company shall pay Employee a one-time signing bonus in the amount of $100,000, which shall be paid in a lump sum no later than 15 days after the Effective Date.

(c)            Option Award. In consideration of Employee entering into this Agreement, on or as soon as practicable following the Execution Date, Employee shall be granted a stock option award with respect to a number of shares of Class A common stock of Holdings having an aggregate fair market value, as determined by the Board (or a committee thereof) on the applicable date of grant, of $1,000,000 (the “Option Award”) under the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”) pursuant to the award agreement attached hereto as Exhibit A (the “Option Agreement”). The Option Award shall be subject to and governed by the terms and conditions of the Plan and the Option Agreement.

(d)            Administrative Support. During the Employment Period, Employee shall be entitled to reasonable use of the Company’s administrative support staff for purposes related to the performance of Employee’s duties and responsibilities hereunder. In addition, the Company shall reimburse Employee for use of Employee’s administrative assistant, Victoria Antico, in order to support Employee in the performance of Employee’s duties and responsibilities hereunder, in an amount of up to $3,000 per month.

(e)            Jet Travel. During the Employment Period, the Company shall provide, and bear the full cost of, Employee with round-trip private jet travel for Employee and Employee’s spouse, as follows:

(i)            Up to two round-trip flights per month on a private jet from an airport located near Employee’s residence in Florida (or other U.S. based location) to Denver, Colorado;

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(ii)           Round-trip flights on a private jet from an airport located near Employee’s residence in Florida (or other U.S. based location) to meetings or events that the Lead Independent Director of the Board reasonably requests for Employee to attend, including but not limited to:

(A)           the RE/MAX R4 convention, the RE/MAX Broker Owner Conference, the Motto MILE meeting, the RE/MAX Premier Broker Summit/Catalyst meeting, and any other event sponsored by a member of the Company Group; and

(B)            any non-deal road shows, investor days, or similar events.

(iii)          If any of the benefits received or to be received by Employee in connection with this Section 3(e) are determined to result in federal, state or local income or employment taxes being owed by Employee (any such taxes, the “Additional Taxes”), the Company shall pay to Employee an additional amount (the “Additional Payment”) such that the net amount retained by Employee, after giving effect to any federal, state and local income and employment taxes on the Additional Payment, equals the Additional Taxes. The Additional Payment shall be paid to Employee as soon as practicable following the determination of the Additional Taxes (but in any event not later than the close of Employee’s taxable year following the taxable year in which the Additional Taxes are incurred by Employee).

(f)            Employee is not eligible to participate in Company’s or Holdings’ annual short-term incentive bonus program and is not otherwise eligible to receive an annual or short-term incentive bonus from any member of the Company Group for the 2022 year.

4.            Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2022 (the “Expiration Date”). Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the Expiration Date or, if sooner, the termination of Employee’s employment pursuant to Section 7 of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.” For the avoidance of doubt, except as explicitly provided herein, this Agreement shall not govern Employee’s service as a member of the Board and so long as Employee does not otherwise cease to serve as a member of the Board on or prior to the Expiration Date, Employee shall continue to serve as a member of the Board following the Expiration Date.

5.            Business Expenses. Subject to Section 22 and with the exception of paragraph 3(e) above, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement in accordance with the Company’s Expense and Business Travel Reimbursement Policy and the Executive Addendum thereto (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company, except to the extent reasonable in connection with Employee’s continued service as a member of the Board.

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6.            Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally. The Indemnification Agreement dated April 17, 2020 between Holdings and Employee is hereby incorporated as if fully set forth herein.

7.            Termination of Employment.

(a)            Company’s Right to Terminate Employee’s Employment for Cause or Without Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause or without Cause, in each case, upon written notice to Employee.

(i)            If Employee’s employment hereunder is terminated by the Company for Cause, then Employee shall be: (A) paid any previously earned but unpaid Base Salary through the date of termination, if any, which shall be paid in conformity with the Company’s customary payroll practice, (B) reimbursed for any business expenses incurred by but not yet paid to the Employee, pursuant to Section 5 above, (C) entitled to any vested benefits under any benefit plans and programs described in Section 6, above, and (D) paid or provided with any other amounts or benefits, as required by applicable law, which shall be paid in the time period required by applicable law (the “Accrued Obligations”).

(ii)            If Employee’s employment hereunder is terminated by the Company without Cause (and not under the circumstances described in Section 7(b)), then Employee shall be paid an amount equal to the total remaining Base Salary, if any, that would have been payable through the Expiration Date had Employee’s employment hereunder not been terminated, which shall be paid in a lump sum no later than 60 days following the date of termination. In addition, Employee shall be paid the Accrued Obligations.

(iii)            For purposes of this Agreement, “Cause” shall mean:

(A)            Employee’s willful or grossly negligent performance of any act or willful or grossly negligent failure to perform any act in bad faith and to the detriment of any member of the Company Group;

(B)            Employee’s intentional dishonesty, intentional misconduct or willful or grossly negligent and material breach of this Agreement or any other agreement with any member of the Company Group to the detriment of any member of the Company Group; or

(C)            Employee’s conviction or plea of guilty or no contest to a crime involving dishonesty or breach of trust, or physical or emotional harm to any person.

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For purposes of this subsection (iii), no act, or failure to act, on Employee’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by Employee not in good faith and without the reasonable belief that the Employee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of a majority of the independent members of the Board at a meeting of such members (after reasonable notice to Employee and an opportunity for Employee together with Employee’s counsel, to be heard before such members of the Board), finding that Employee has engaged in the conduct set forth above in this subsection (iii) and specifying the particulars thereof in detail. Finally, to the extent curable, the Employee shall have a period of ten (10) days to cure any such conduct, and in the event that such conduct is cured to the reasonable satisfaction of the Board, Cause shall not exist for purposes of this Agreement; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Employee’s employment without notice and with immediate effect.

(b)            Company’s Right to Terminate for Convenience. If the Company hires a replacement Chief Executive Officer, the Company may terminate Employee’s employment hereunder for convenience upon written notice to Employee.

(i)            If Employee’s employment hereunder is terminated on or before August 31, 2022 by the Company for convenience following the hiring of a replacement Chief Executive Officer as described in this Section 7(b), then Employee shall be paid an amount equal to the total remaining Base Salary, if any, that would have been payable through August 31, 2022 had Employee’s employment hereunder not been terminated, which shall be paid in a lump sum no later than 60 days following the date of termination. In addition, Employee shall be paid the Accrued Obligations.

(ii)           If Employee’s employment hereunder is terminated on or after September 1, 2022 by the Company for convenience following the hiring of a replacement Chief Executive Officer as described in this Section 7(b), then Employee shall be paid an amount equal to the total remaining Base Salary, if any, that would have been payable through the end of the calendar month immediately following the calendar month in which the date of termination occurs had Employee’s employment hereunder not been terminated, which shall be paid in a lump sum no later than 60 days following the date of termination. In addition, Employee shall be paid the Accrued Obligations.

(c)            Death or Disability. Upon the death or Disability of Employee, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after an interactive process that accounts for reasonable accommodation) and such inability is expected to last permanently or has existed for a period of thirty (30) days. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board. If Employee’s employment hereunder is terminated due to the death or Disability of Employee, then Employee shall be paid (i) an amount equal to the total remaining Base Salary, if any, that would have been payable through the Expiration Date had Employee’s employment hereunder not been terminated, which shall be paid in a lump sum no later than 60 days following the date of termination, and (ii) the Accrued Obligations.

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(d)            Employee’s Right to Resign. Employee shall have the right to resign Employee’s employment with the Company at any time and for any reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s resignation of employment, the Company may determine, in its sole discretion, that such resignation shall be effective on any date prior to the effective date of resignation provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment without Cause pursuant to Section 7(a)). If Employee resigns voluntarily as described in this Section 7(d), then Employee shall be paid only the Accrued Obligations.

(e)            Expiration. If Employee’s employment hereunder is terminated upon the Expiration Date because the parties hereto do not otherwise take action to extend the Employment Period hereunder, then Employee shall be paid only the Accrued Obligations.

(f)            Release of Claims. Notwithstanding anything to the contrary contained herein, in order for Employee to receive any payment described in this Section 7 other than the Accrued Obligations, Employee shall be required to first execute and return to the Company, by the Release Expiration Date (and not exercise any revocation right in any time provided to do so), a customary release of claims in a form acceptable to the Company (the “Release”), which Release shall release any and all claims against the Company Group, and each of their respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans). As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Employee, which shall occur no later than seven days after the date that Employee’s employment hereunder is terminated.

8.            Disclosures. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or entity owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that Employee reasonably believes will conflict with Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group as required in accordance with the terms of this Agreement. As used herein, the term “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, are authorized or required by law to be closed.

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9.            Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a)           Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information obtained in connection with Employee’s employment pursuant to this Agreement or affiliation with the Company Group as a Board member except for the benefit of the Company Group. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by the Company or any other member of the Company Group.

(b)           Notwithstanding any provision of Section 9(a) to the contrary, Employee during the Employment Period may make the following disclosures and uses of Confidential Information:

(i)            disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)           disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)          disclosures and uses that are approved in writing by the Board; or

(iv)          disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement or has a similar obligation of confidentiality to the Company Group.

(c)           Following the expiration of the Employment Period, at any time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group following such request. Within five (5) days of any such request, Employee shall certify to the Company in writing (including by e-mail) that all such documents, materials and property have been returned to the Company and deleted from any electronic devices in his possession or control.

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(d)            For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of or pertaining to any member of the Company Group in any form or medium including all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail) regardless of where the same may have been lodged including on any personal devices of Employee, including information and materials: generated by Employee or third parties; received by a member of the Company Group from third parties; concerning or pertaining to the Company Group or its business in any respect including information as to any Company Group member’s business practices, operations, prospects, franchisees and franchisee agreements; or legal information and advice. Confidential Information shall include, without limitation, information: protected by any and all non-disclosure agreements signed by Employee during employment; concerning claims against or by any member of the Company Group, legal issues and advice, or other information or communications acquired by Employee in Employee’s capacity as an employee of any member of the Company Group; regarding all education or training programs and materials developed by the Company Group or acquired from a third party (including but not limited to Momentum); contained in a Company Group member’s financial records; concerning regional, agent and franchise agreements, prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions being planned or considered, concerning data and issues related to public filings, and concerning purchasing information and other business, marketing, sales, strategic and operational data of the Company Group and its franchisees. Confidential Information includes all other information and materials which are of a propriety or confidential nature, even if they are not marked as such. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that, to the knowledge of Employee, such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)            Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

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10.           Non-Competition; Non-Solicitation.

(a)            The Company Group shall provide Employee access to trade secrets, as defined in C.R.S. § 7-74-101, et seq., for use during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, based on Employee’s unique and special capacity as a senior executive, with trade secrets, and in consideration of the Company providing Employee with access to such trade secrets and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to protect the Company Group’s trade secrets and legitimate business interests.

(b)            During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)            engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business by directly or indirectly (A) owning, managing, operating or being an officer or director of any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;

(ii)           appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii)          solicit, canvass, approach, encourage, entice or induce any customer, franchisee, real estate sales associate, loan originator, or regional owner of a franchise (A) to end their franchise or contract (or reduce their business) with any member of the Company Group or (B) to enter into any service to Employee or any other business, organization, program or activity, in each case (with respect to this clause (B)) that competes with the Business; or

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(iv)            solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

Notwithstanding the foregoing, nothing in this Section 10 shall restrict Employee from engaging or participating in any activity permitted pursuant to Section 2(a).

(c)            Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)            The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.

(e)            The following terms shall have the following meanings:

(i)            “Business” shall mean the business, operations, products and services that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains trade secret information during the Employment Period, which business and operations include but are not limited to: (A) franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, mortgage lending, or mortgage brokerages; or (B) website or mobile applications designed for the display of real estate listing data, or lead generation or business development for franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages.

(ii)            “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

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(iii)            “Market Area” shall mean any geographic area in the United States or internationally in which any member of the Company Group conducts Business during the Prohibited Period.

(iv)            “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group pursuant to this Agreement and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group pursuant to this Agreement.

11.            Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.            Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.

13.            Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to by Employee.

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14.            Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

15.            Governing Law; Venue; Waiver of Right to a Jury Trial and Class Action. This Agreement has been negotiated within the State of Colorado, and this Agreement will be governed by and construed according to the internal laws of the State of Colorado. In the event of any dispute between Employee and the Company, including any dispute concerning, arising out of, or otherwise in connection with this Agreement, the exclusive venue in which such dispute shall be resolved will be the appropriate state or federal court located in Denver, in the State of Colorado, to which all parties hereby consent to personal jurisdiction. WITH RESPECT TO ANY SUCH DISPUTE, EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AGREES TO WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL AND FURTHER AGREES THAT ALL SUCH DISPUTES WILL BE RESOLVED SOLELY BY A JUDGE. BY SIGNING THIS AGREEMENT, EMPLOYEE AND COMPANY ARE EACH GIVING UP HIS/ITS RIGHT TO A JURY TRIAL. EMPLOYEE AND COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/ITS INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

16.            Entire Agreement and Amendment. This Agreement together with the Option Agreement contains the entire agreement of the parties with respect to the matters covered herein and, except with respect to the Indemnification Agreement dated April 17, 2020 between Holdings and Employee, supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

17.            Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

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18.            Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

19.            Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

RE/MAX, LLC

5075 South Syracuse Street

Denver, Colorado 80237-2712

Attn: General Counsel

With a copy by e-mail, which shall not constitute notice, to: legal@remax.com

If to Employee, at Employee’s last known address on file with the Company.

20.            Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

21.           Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; and (b) other than the Board, from the board of directors or board of managers (or similar governing body) of any member of the Company Group and of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

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22.           Section 409A.

(a)            Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A and are payable upon a termination of Employee’s employment, or for which a termination of Employee’s employment is intended to be treated as a “substantial risk of forfeiture” for purposes of Section 409A, shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)            To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)            Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the date of Employee’s separation from service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

23.            Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

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24.            Effect of Termination. The provisions of Sections 7, 9-13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

25.            Expenses. The Company shall reimburse Employee for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000, which reimbursement shall be provided as soon as practicable following the receipt by the Company of documentation from Employee detailing the amount of such fees (but in any event not later than the close of Employee’s taxable year following the taxable year in which such fees are incurred by Employee).

26.            Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10 and 11 and shall be entitled to enforce such obligations as if a party hereto.

27.            Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. The parties acknowledge and agree that, if any court determines that any covenant or obligation of this Agreement is excessive in duration or scope, unreasonable, or unenforceable, the court may modify or amend that covenant or obligation to render it enforceable to the maximum extent permitted under the law.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

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IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be executed on the Execution Date, effective for all purposes as provided above on the Effective Date.

EMPLOYEE

/s/ Stephen P. Joyce
STEPHEN P. JOYCE
Date:	January 10, 2022

COMPANY

By:	/s/ Roger Dow
	Name:	Roger Dow
	Title:	Lead Independent Director, RE/MAX Holdings, Inc., as authorized by the Board of Directors
	Date:	January 10, 2022

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Exhibit A

Option Agreement

[See attached.]

Exhibit A

RE/MAX HOLDINGS, INC.

2013 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Pursuant to the terms and conditions of the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan, as amended from time to time (the “Plan”), RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the right and option to purchase all or any part of the number of shares of Common Stock set forth below (this “Option”) on the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Non-Qualified Stock Option (This Option is not intended to be an Incentive Stock Option.)

Participant:	Stephen P. Joyce

Date of Grant:	January 10, 2022 (“Date of Grant”)

Total Number of Shares Subject to this Option:	91,827 (Non-Qualified Stock Option)

Exercise Price:	$29.91 per share

Expiration Date:	The date that is 10 years following the Date of Grant

Vesting Schedule:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, so long as you remain in the employment of the Company or a Related Entity ("Employment") from the Date of Grant through the applicable vesting date, this Option shall be vested and exercisable according to the following schedule:

Vesting Date	Percentage of this Option that Vests and becomes Exercisable
The last day of each calendar month beginning with March, 2022 and ending with December, 2022	10%

For the avoidance of doubt, this Option shall become fully vested and exercisable on December 31, 2022 so long as you remain in Employment from the Date of Grant through such date.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

RE/MAX HOLDINGS, INC.

By:
Name:	Roger Dow
Title:	Lead Independent Director, RE/MAX Holdings, Inc., as authorized by the Board of Directors

PARTICIPANT

Name:	Stephen P. Joyce

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Stock Option Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), and Stephen P. Joyce (the “Participant”).

1.            Award. In consideration of the Participant’s past and/or continued service and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby irrevocably grants to the Participant the right and option (“Option”) to purchase all or any part of an aggregate of the number of shares of Common Stock set forth in the Grant Notice on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

2.            Exercise Price. The exercise price of each share of Common Stock subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant. For all purposes of this Agreement, the Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.

3.            Exercise of Option.

(a)            Manner of Exercise. Subject to the earlier expiration of this Option as provided herein, this Option may be exercised, by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time, and (ii) paying the Exercise Price in full in a manner permitted by Section 3(e); provided, however, that this Option shall not be exercisable for more than the aggregate number of shares of Common Stock subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice or as provided in this Section 3.

(b)            Certain Involuntary Terminations without Cause.

(i)            Upon a termination of the Participant’s Employment without Cause (as defined in the Participant’s Interim Executive Agreement with RE/MAX, LLC) that is in connection with the Company’s engagement of a permanent chief executive officer, and subject to the Participant’s timely execution and non-revocation of the Release (as defined and provided in such Interim Executive Agreement):

(A) if such termination occurs at any time on or before August 31, 2022, then any unvested portion of this Option that would have become vested had the Participant remained in Employment through August 31, 2022 shall become vested and exercisable as of the date of such termination; and

(B) if such termination occurs at any time on or after September 1, 2022, then any unvested portion of this Option that would have become vested had the Participant remained in Employment through the end of the calendar month immediately following the calendar month in which the date of termination occurs shall become vested and exercisable as of the date of such termination;

and, in either such event, the vested portion of this Option may be exercised by the Participant (or the Participant’s estate or the person who later acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Participant) at any time during the period ending on the earlier to occur of (A) the date that is nine months following the date of the termination of the Participant’s Continuous Service or (B) the Expiration Date set forth in the Grant Notice (the “Expiration Date”). Any portion of this Option that is unvested after the application of this subparagraph (b)(i) shall immediately terminate and be forfeited upon the date of the termination of the Participant’s Employment.

(ii)           Upon a termination of the Participant’s Employment without Cause (and not by reason of death or disability) at any time prior to December 31, 2022 that is not in connection with the Company’s engagement of a new chief executive officer on or before such date, and subject to the Participant’s timely execution and non-revocation of the Release, then any unvested portion of this Option shall become fully vested and exercisable as of the date of such termination and this Option may be exercised by the Participant (or the Participant’s estate or the person who later acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Participant) at any time during the period ending on the earlier to occur of (A) the date that is nine months following the date of the termination of the Participant’s Continuous Service or (B) the Expiration Date.

(c)            Other Terminations. If the Participant’s Employment is terminated for Cause, or if the Participant is not in Employment as of March 1, 2022, then both the vested and unvested portions of this Option shall immediately terminate and be forfeited upon the date of such termination, or March 1, 2022, as applicable. Upon a termination of the Participant’s Employment due to any reason other than as described in the preceding sentence or Section 3(b), then (i) the portion of this Option that is unvested shall immediately terminate and be forfeited upon the date of such termination and (ii) the portion of this Option that is vested and exercisable may be exercised by the Participant (or the Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Participant) at any time during the period ending on the earlier to occur of (A) the date that is nine months following the date of the termination of the Participant’s Continuous Service or (B) the Expiration Date.

(d)            No Exercise after Expiration Date. This Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice.

(e)            Payment of Exercise Price. The Exercise Price for the shares of Common Stock as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash, by personal, certified or official bank check or by wire transfer of immediately available funds (including cash obtained through a broker assisted exercise), (ii) by delivery to the Company of a number of shares of Common Stock having a Fair Market Value as of the date of exercise equal to the Exercise Price, (iii) by “net issuance exercise” pursuant to which the Company reduces the number of shares of Common Stock otherwise deliverable upon exercise of this Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (iv) any combination of the foregoing. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, the Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock.

4.            Non-Transferability.  Except as otherwise set forth in Section 6(j) of the Plan, this Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and this Option shall be exercisable, during the Participant’s lifetime, only by the Participant. Any attempted transfer of this Option shall be null and void and of no effect, except to the extent that such transfer is permitted by the preceding sentence.

5.            Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the grant of this Option and the issuance of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. This Option may not be exercised if the issuance of shares of Common Stock upon exercise would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, this Option may not be exercised unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is at the time of exercise of this Option in effect with respect to the shares issuable upon exercise of this Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE PARTICIPANT IS CAUTIONED THAT THIS OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THIS OPTION WHEN DESIRED EVEN THOUGH THIS OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares subject to this Option will relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority has not been obtained. As a condition to the exercise of this Option, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

6.            Tax Consequences. The Participant acknowledges there may be adverse tax consequences on the receipt, vesting, exercise or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant further agrees to indemnify and hold the Company and its Affiliates harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any actions or inactions of the Participant regarding the tax consequences of this Award or the underlying shares.

7.            Legends. If a stock certificate is issued with respect to shares of Common Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission (the “SEC”), any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed. If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

8.            Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.

9.            No Right to Continued Service or Awards. Nothing in the adoption of the Plan, nor the grant of the Option under the Grant Notice and this Agreement, will confer on the Participant the right to a continued service relationship with the Company or affect the right of the Company to terminate such service relationship. The grant of the Option is a one-time benefit and creates no contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

10.          Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

11.          Execution of Receipts and Releases. Any issuance or transfer of shares of Common Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.

12.          No Guarantee of Interests. The Board, the Committee and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

13.          Company Records. Records of the Company regarding the Participant’s service and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

14.          Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 80237-2712

Attn: General Counsel

With a copy by email to: legal@remax.com

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15.          Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16.          Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom this Option may be transferred by will or the laws of descent or distribution.

17.            Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18.            Interpretation. The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

19.            Governing Law; Venue; Waiver of Right to a Jury Trial and Class Action. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Delaware law. In the event of any claim or dispute between the Participant and the Company related to or arising out of, or otherwise in connection with, this Agreement, the exclusive venue in which such dispute shall be resolved will be the appropriate state or federal court located in Denver in the State of Colorado, to which all parties hereby consent to personal jurisdiction. WITH RESPECT TO ANY SUCH DISPUTE, EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AGREES TO WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL AND FURTHER AGREES THAT ALL SUCH DISPUTES WILL BE RESOLVED SOLELY BY A JUDGE. BY SIGNING THIS AGREEMENT, THE PARTICIPANT AND THE COMPANY ARE EACH GIVING UP HIS/ITS RIGHT TO A JURY TRIAL. THE PARTICIPANT AND THE COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/ITS INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

20.            Company Recoupment of Awards. The Participant’s rights with respect to this Option shall in all events be subject to (a) any right that the Company may have under any Company clawback or recoupment policy or other agreement or arrangement with the Participant and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the SEC.

21.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

22.            Acknowledgements Regarding Section 409A of the Code. The Participant understands that if the Exercise Price of the Common Stock under this Option is less than the Fair Market Value of such Common Stock on the date of grant of this Option, then the Participant may incur adverse tax consequences under Section 409A of the Code, as amended from time to time, including the guidance and regulations provided thereunder and successor provisions, guidance and regulations thereto. The Participant acknowledges and agrees that (a) the Participant is not relying upon any determination by the Company, any Affiliate or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Common Stock on the date of grant of this Option, (b) the Participant is not relying upon any written or oral statement or representation of any of the Company Parties regarding the tax effects associated with the Participant’s execution of this Agreement and the Participant’s receipt, holding and exercise of this Option, and (c) in deciding to enter into this Agreement, the Participant is relying on the Participant’s own judgment and the judgment of the professionals of the Participant’s choice with whom the Participant has consulted. The Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Participant’s execution of this Agreement and his receipt, holding and exercise of this Option.

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Exhibit B

Boards of Directors or Boards of Advisors

Employee serves on the following Boards of Directors:

•	Hospitality Investors Trust, Inc.

•	Cooperative for Assistance and Relief Everywhere, Inc. (CARE)

Exhibit B